NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: July 9, 2007 NASDAQ Symbol: IBCP	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
ANNOUNCES INCREASED PROVISION FOR LOAN LOSSES IN SECOND QUARTER 2007

IONIA, Michigan, July 9, 2007 .. . . Independent Bank Corporation (NASDAQ: IBCP), a Michigan-based bank holding company (“IBC” or the “Company”), reported that it expects to record a provision for loan losses in the second quarter of 2007 in a range between $13 million and $16 million. The amount of this provision reflects a variety of factors described in more detail below and represents an increase over historical levels and what was expected for the second quarter of 2007. The after tax impact of the second quarter 2007 total provision for loans losses is approximately $0.37 to $0.46 per diluted share.

Michael M. Magee, President and CEO of the Company commented, “We continue to feel the adverse impact of a weak Michigan economy, particularly in the real estate development sector, on our loan credit quality. I am confident that the recent addition of Stefanie Kimball as our Chief Lending Officer will allow us to manage through this adverse credit cycle as quickly as possible. We remain on track for completing our charter consolidation in September 2007 and achieving the annual cost reductions that we previously announced. We expect other components of our operating results in the second quarter, including net interest income and non-interest income, to be solid. Unfortunately, the elevated level of credit costs will likely result in the Company reporting a small loss in the second quarter.”

The increase in the provision for loan losses in the second quarter of 2007 was identified during the regular credit quality review process where further stress, particularly within the commercial real estate loan portfolio, was noted. The higher provision for loan losses primarily reflects the following factors:

•	Increases in specific reserves or charge-offs totaling approximately $6 million on seven credit relationships totaling just over $24 million. The largest of these relationships totals approximately $10.4 million and consists of three loans on which $0.9 million of additional specific reserves were established during the second quarter (bringing the total specific reserves on this credit relationship to $1.8 million). In general, these borrowers are experiencing cash flow difficulties often as a result of the slow residential housing market that is impacting many real estate developers in Michigan. The declines in collateral values evidenced by recent appraisals have also increased specific reserves.
•	Elevated levels of loan net charge-offs, delinquencies and risk rating downgrades increase the estimate of losses inherent in the loan portfolio for which the allowance for loan losses is established. This drives a provision for loan losses in excess of loan net charge-offs.
•	An increased provision for loan losses of $0.5 million (which is in addition to a $1.2 million specific reserve that had been previously established on this loan in the first quarter of 2007) on a $5.0 million non-performing commercial loan that was transferred to “held for sale” at June 30, 2007. An agreement to sell this loan was executed on June 29, 2007 and funding on this sale is expected to occur by July 12, 2007. In addition a $1.1 million non-performing commercial loan was sold (and funded) in late June 2007. A recovery of $0.1 million on this loan was recorded (as the sales price exceeded net book value).

An analysis of the total approximate commercial loan portfolio by loan type at June 30, 2007 is as follows:

Loan Type ($ in thousands)	All Loans	Internal Watch Credit Performing	Internal Watch Credit Non-performing

Land	$30,797	$8,823	$12,443
Land development	47,471	13,575	8,406
Construction	113,398	15,861	4,250
Income producing	332,061	36,298	2,895
Owner occupied	333,736	25,729	3,230

Total commercial real estate loans	$857,463	$100,286	$31,224

Other commercial loans	$218,537	$22,343	$5,776

An analysis of the approximate portion of the commercial loan portfolio secured by properties (or with borrowers or other collateral) located in southeastern Michigan at June 30, 2007 is as follows:

Loan Type ($ in thousands)	All Loans	Internal Watch Credit Performing	Internal Watch Credit Non-performing

Land	$17,888	$7,487	$6,938
Land development	23,489	5,134	780
Construction	21,062	4,344	397
Income producing	114,040	9,097	2,387
Owner occupied	113,840	18,521	1,171

Total commercial real estate loans	$290,319	$44,583	$11,673

Other commercial loans	$65,600	$11,916	$625

Note: Internal watch credit represents those commercial loans rated 7 or higher on the Company’s 1 to 12 loan rating classification system. Although similar in nature to regulatory loan ratings, the total for internal watch credit commercial loans would be greater than the amount of substandard commercial loans for bank regulatory purposes.

Second Quarter 2007 Results

The Company expects to release second quarter 2007 results on July 24, 2007 and will be holding a conference call at 3:30 pm ET that day. Michael M. Magee, President and CEO, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer will review the results for the quarter and discuss asset quality in more detail at the conference call. Independent Bank Corporation intends to continue to pay dividends at the current rate and remain well capitalized.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Recently, the Company announced plans to consolidate these four bank charters into one in September 2007. The Company also provides payment plans to consumers to purchase vehicle service contracts through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.